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                                                                      EXHIBIT 99

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         Investor Release
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     FOR IMMEDIATE RELEASE                                      FOR MORE INFORMATION CONTACT:
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     10/29/01                                                   Investors:    Mary Healy, 630-623-6429
                                                                Media:   Anna Rozenich, 630-623-7316
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                        McDONALD'S DISCUSSES OUTLOOK AND
                        --------------------------------
                  ANNOUNCES $5 BILLION SHARE REPURCHASE PROGRAM
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 .    2002 earnings per share expected to increase by 5% to 10%, excluding foreign currency translation and the fourth quarter 2001 special charge.

 .    In connection with change initiatives, the Company expects to take a special charge of $175 to $200 million in the fourth quarter of 2001 and realize ongoing annual savings of about $100 million beginning in 2002.

 .    New $5 billion share repurchase program and increase in the annual cash dividend announced.

OAK BROOK, IL -Today, McDonald's Chairman and Chief Executive Officer Jack M. Greenberg noted, "More than ever before, we must adapt and seize opportunities. Our goal is to improve results in 2002 and put ourselves in position to return to double-digit earnings growth."

         The Company's goal is to increase sales and improve profitability and returns. It expects 2002 earnings per share to increase by 5 percent to 10 percent, excluding the effect of foreign currency translation and the fourth quarter 2001 special charge. This would represent a significant improvement over 2001 and set the stage for stronger growth in 2003 and beyond.

         To prepare the Company for future growth, McDonald's is implementing a number of change initiatives around the world. In connection with these changes, McDonald's expects to take a special charge of $175 million to $200 million in the fourth quarter of 2001, primarily for employee severance and outplacement, consolidation of facilities and related costs. After redeploying more than $50 million, the Company expects ongoing annual S,G&A savings of about $100 million beginning in 2002, compared with what otherwise would be spent.

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         Given the weak global economic environment, the Company expects to open approximately 200 fewer McDonald's restaurants in 2002 than this year. Net of restaurant closings, this reflects plans to add 1,300 to 1,400 McDonald's restaurants in 2002, a number similar to this year. In addition, the Company expects to add 100 to 150 restaurants under its Partner Brands in 2002.

         The Company announced that it will embark on a newly authorized $5 billion share repurchase program in the near future. To date, it has repurchased $4.2 billion of McDonald's stock under its current program.

         Matthew H. Paull, Executive Vice President and Chief Financial Officer, said, "We believe share repurchase is the best use of our excess cash flow after investing in McDonald's and our Partner Brands. We are pleased that our strong financial position allows us to do both and believe it will continue to provide us with a strong credit rating and ample financial flexibility."

         Also, McDonald's Board of Directors approved a 4.7 percent increase in the annual dividend to 22.5 cents per share, payable on December 3, 2001 to shareholders of record at the close of business on November 15, 2001.

         McDonald's is the world's leading food service retailer with more than 29,000 restaurants in 121 countries, serving 45 million customers each day.

         Certain forward-looking statements are included in this release. They use such words as "may," "will," "expect," "believe," "plan" and other similar terminology. These statements reflect management's current expectations regarding future events and operating performance and speak only as of the date of this release. These forward-looking statements involve a number of risks and uncertainties. The following are some of the factors that could cause actual results to differ materially from those expressed in or underlying our forward-looking statements: the effectiveness of operating initiatives and advertising and promotional efforts, the effects of the Euro conversion, as well as changes in: global and local business and economic conditions; currency exchange and interest rates; food, labor and other operating costs; political or economic instability in local markets; competition; consumer preferences, spending patterns and demographic trends; legislation and governmental regulation; and accounting policies and practices. The foregoing list of important factors is not exclusive.

         The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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